Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact: Chris Ogle	Media Contact: Kris Marubio
Levi Strauss & Co	Levi Strauss & Co.
(800) 438-0349	(415) 501-6709
Investor-relations@levi.com	kmarubio@levi.com

Levi Strauss & Co. Prices Private Placement of Senior Notes

SAN FRANCISCO (March 11, 2013) — Levi Strauss & Co. announced today the pricing of $140 million of its 6 7/8% senior notes due 2022 at a price of 108% of the principal amount of the notes, plus accrued interest from November 1, 2012, to the closing date, in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The sale of the notes is expected to close on March 14, 2013. The notes are part of a series of 6 7/8% senior notes due 2022 issued by the company on May 8, 2012. Upon completion of the offering, the aggregate principal amount of the series of 6 7/8% senior notes due 2022 that will be outstanding will be $525 million. The company intends to use the net proceeds from the offering, together with cash on hand and borrowings under the company’s senior revolving credit facility, to prepay its senior term loan due 2014.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Statements in this press release regarding the private offering of debt securities shall not constitute an offer to sell or a solicitation of an offer to buy any such securities.

Forward Looking Statements

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2012, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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